AMRUS TECHNOLOGIES, INC.

SELF-OFFERING EXEMPTION

Amrus Technologies, Inc. is seeking to sell its offering without an underwriter or sales agents and qualifies for a self-offering exemption pursuant to the Securities Exchange Act of 1934.

Rule 3a4-1. Associated Persons of an Issuer deemed not to be Brokers.

    Ingrid Aliet-Gass is an associated person of the issuer of securities and is not deemed to be a broker solely by reason of her participation in the sale of the securities of such issuer if the associated person:
      Ingrid Aliet-Gass is not subject to a statutory disqualification, as that term is defined in Section 3(A)(39) of the Act, at the time of her participation; and
      Ingrid Aliet-Gass is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
      Is not at the time of her participation an associated person of a broker or dealer: and

(4) Meets the conditions of paragraph (a)(4)(i)(ii)or(iii) of this rule:
      Ingrid Aliet-Gass is an associated person which restricts her Participation to transaction involving offers and sales of securities:
        To a registered broker or dealer; a registered investment company (or registered separate account); an insurance company; a bank; a savings and loan association; a trust company or similar institution supervised by a state or federal banking authority; or a trust for which a bank, a savings and loan association, a trust company, or a registered investment adviser either is the trustee or is authorized in writing to make investment decisions. (b) that are exempted by reason of section 3(a)(7) 3(a)(9) or 3(a)(10) of the Securities Act of 1933 from the registration provisions of that Act; or (c) that are made pursuant to a plan or agreement submitted for the vote or consent of the security holders who will receive securities of the issuer, a merger or consolidation or a similar plan of acquisition involving an exchange of securities, or a transfer of assets of any other person to the issuer in exchange for securities of the issuer; or (d) that are made pursuant to a bonus, profit sharing, pension, retirement, thrift, savings, incentive, stock purchase, stock ownership, stock appreciation, stock option, dividend reinvestment or similar plan for employees of an issuer or a subsidiary of the issuer:

      The associated person meets all of the following conditions: (a) the associated person primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (b) the associated person was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) the associated person does not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)(4)(i) or (a)(4)(iii) of this rule, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one Rule 415 registration:
      The associated person restricts his participation to any one or more of the following activities: (a) preparing any written

Communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser: provided, however, that the content of such communication is approved by a partner, officer or director of the issuer; (b) responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser, provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or (c) performing ministerial and clerical work involved in effecting any transaction.
    No presumption shall arise that an associated person of an issuer has violated Section 15(a) of the Act solely by reason of his participation in the sale of securities of the issuer if he does not meet the conditions specified in paragraph (a) of this rule.

Definitions:

Associated person of an issuer means any natural person who is a partner, officer, director or employee of (1) the issuer; (2) a corporate general partner of a limited partnership that is the issuer: (3) a company or partnership that controls, is controlled by, or is under common control with, the issuer: or (4) an investment adviser registered under the Investment Advisers Act of 1940 to an investment company registered under the Investment Company Act of 1940 which is the issuer.